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                                                                    EXHIBIT 11.1

                            YOUNG MINDS, INCORPORATED
        COMPUTATION OF WEIGHTED AVERAGE COMMON STOCK OUTSTANDING


                                                           Years Ended                Three Months Ended
                                                -------------------------------    -----------------------
                                                   December 31,       June 30,           September 30,
                                                ----------------                   -----------------------
                                                1994        1995        1996         1995         1996
                                                ----        ----        ----         ----         ----

Weighted Common Stock Outstanding             1,861,230   2,457,480   2,969,147    2,730,230    3,288,910

Common Stock Equivalents per SAB 83
     Common shares and warrants issued
     subsequent to August 1995 at prices
     or exercise prices below the expected
     offering price(1)                        1,961,540   1,961,540   1,961,540    1,961,540    1,961,540
     Assumed buyback of public shares(3)       (160,523)   (160,523)   (160,523)    (160,523)    (160,523)
                                              ---------   ---------   ---------    ---------    ---------
                                              1,801,017   1,801,017   1,801,017    1,801,017    1,801,017
                                              ---------   ---------   ---------    ---------    ---------

Common Stock Equivalents per APB 15
     Outstanding warrants and options(2)        862,306                                           752,462
     Assumed buyback of public shares(3)       (104,340)                                          (48,323)
                                              ---------                                         ---------
                                                757,966      N/A         N/A         N/A          704,139
                                              ---------                                         ---------

Weighted Average Common Stock
  Outstanding - Primary and Fully Dilutive    4,437,603   4,258,497   4,770,164    4,531,247    5,794,066
                                              ---------   ---------   ---------    ---------    ---------
                                              ---------   ---------   ---------    ---------    ---------

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(1)  Amount represents all common stock and options and warrants issued within one year of the initial filing of the Company's registration statement at a per share or exercise price per share below the anticipated public offering price of $12.00 per share.


(2) Amount represents the total amount of common stock equivalents outstanding as of December 31, 1994 and September 30, 1996, less equivalents included in the SAB83 Calculation.


(3) Amount represents the repurchase of shares at an assumed purchase price of $12.00 per share utilizing the proceeds received on the sale of common stock or exercise of options or warrants.